Exhibit 99.1

Atara Biotherapeutics Announces First Quarter Financial Results and Operational Progress

Atara has transferred all manufacturing responsibility to Pierre Fabre Laboratories, including all costs associated with the manufacturing and supply of tabelecleucel for development and commercialization worldwide

Atara expects to reduce its operating expenses year-over-year by approximately 65% in 2025 as a result of implemented cost reduction initiatives

Atara has entered into an underwriting agreement for an offering with expected gross proceeds of $16 million that Atara believes is sufficient to fund the ongoing activities required to achieve potential BLA approval

THOUSAND OAKS, Calif.—May 15, 2025—Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a leader in T-cell immunotherapy, leveraging its novel allogeneic Epstein-Barr virus (EBV) T-cell platform to develop transformative therapies for patients with cancer and autoimmune diseases, today reported financial results for the first quarter 2025 and business updates.

“We are pleased that we have secured additional financing that is expected to extend our cash runway through the first quarter of 2026” said Cokey Nguyen Ph.D., President and Chief Executive Officer of Atara. “This enables Atara to continue to work to reduce costs and liabilities while maintaining the required support to achieve potential BLA approval.”

Tabelecleucel (tab-cel® or EbvalloTM) for Post-Transplant Lymphoproliferative Disease (PTLD)

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The FDA has lifted the clinical holds on EBVALLOTM studies. Atara plans to resume enrollment in the Phase 3 ALLELE clinical study for patients with Epstein-Barr Virus-associated post-transplant lymphoproliferative disease (EBV+ PTLD) and the Phase 2 label-expansion multi-cohort clinical study.

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The FDA has granted a date in the second quarter of 2025 for a Type A meeting to discuss the plan to address the issues raised by the FDA in the Complete Response Letter (CRL) issued in January 2025, and the path forward for resubmission of the EBVALLOTM BLA.

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In March 2025, the Company completed the transfer of all worldwide manufacturing and supply responsibility, including all associated costs, to Pierre Fabre Laboratories, and the Company is in active discussions on accelerating the transfer of all remaining operational activities related to tab-cel to Pierre Fabre, except the BLA sponsorship, which the Company expects to be completed as early as June 2025.

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Atara remains eligible for significant milestone payments from Pierre Fabre Laboratories upon FDA approval of the EBVALLOTM BLA and related commercial sales of EBVALLOTM, as well as significant royalties as a percentage of net sales. Pierre Fabre Laboratories holds worldwide Commercialization rights to EBVALLOTM.

CAR T Programs Discontinued

•	Atara has paused development of its CAR T programs (ATA3219 and ATA3431), with anticipated completion of wind-down activities in the second quarter of 2025.

Corporate Updates

Strategic Option Evaluation: As communicated in January and March, Atara engaged a well-known financial advisor to support the assessment of a range of strategic options, which may include, but are not limited to, an acquisition, merger, reverse merger, other business combinations, sale of assets, or other strategic transactions. In April 2025, Atara paused its review of strategic options, pending the Type A meeting with the FDA which is scheduled in the second quarter of 2025, to discuss the plan to address the issues raised by the FDA in the CRL and the path forward for resubmission of the EBVALLOTM BLA.

Organizational Restructuring: In May 2025, Atara implemented a strategic restructuring to further reduce operating expenses and due to the winddown of the CAR T programs. This restructuring resulted in a company-wide workforce reduction of approximately 30%, retaining approximately 23 personnel essential to execute on its remaining transition responsibilities under the EBVALLOTM collaboration with Pierre Fabre Laboratories, including as the BLA holder until approval.

Financial Update: Atara has entered into an underwriting agreement for the issuance and sale of 834,237 shares of its common stock at a purchase price of $6.61 per share and the issuance and sale of pre-funded warrants to purchase up to 1,587,108 shares of its common stock at a purchase price of $6.6099 per share, representing fair market value based on closing, to entities affiliated with Adiumentum Capital Management, EcoR1 Capital, Panacea Venture and Redmile Group. The proceeds to Atara from the offering are expected to be $16 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Atara. Atara currently intends to use the net proceeds from the offering to fund its ongoing activities required to achieve biologics license application (BLA) approval for tab-cel, and for working capital and general corporate purposes. The offering is expected to close on May 16, 2025, subject to the satisfaction of customary closing conditions.

First Quarter 2025 Financial Results

•	Cash, cash equivalents and short-term investments as of March 31, 2025 totaled $13.8 million, as compared to $42.5 million as of December 31, 2024.

•	Net cash used in operating activities was $28.1 million for the first quarter 2025, as compared to $29.6 million in the same period in 2024.

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Total revenues were $98.1 million for the first quarter 2025, as compared to $27.4 million for the same period in 2024. Total revenues increased by $70.7 million year over year, primarily due to revenue recognized as a result of the completion of certain performance obligations under our Pierre Fabre agreement following the transfer of manufacturing responsibilities to Pierre Fabre as of March 31, 2025.

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Total costs and operating expenses include non-cash stock-based compensation, depreciation and amortization expenses of $6.0 million for the first quarter 2025, as compared to $9.8 million for the same period in 2024.

•	Research and development expenses were $27.4 million for the first quarter 2025, as compared to $45.5 million for the same period in 2024.

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Research and development expenses include $8.3 million in restructuring charges comprised primarily of severance payments and wages for the 60-day notice period in accordance with the California WARN Act for the January and March 2025 reductions in force.

•	Research and development expenses also include $1.4 million of non-cash stock-based compensation expenses for the first quarter 2025, as compared to $4.7 million for the same period in 2024.

•	General and administrative expenses were $11.5 million for the first quarter 2025, as compared to $11.1 million for the same period in 2024.

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General and administrative expenses include $1.5 million in restructuring charges comprised primarily of severance payments and wages for the 60-day notice period in accordance with the California WARN Act for the January and March 2025 reductions in force.

•	General and administrative expenses include $2.8 million of non-cash stock-based compensation expenses for the first quarter 2025, as compared to $3.7 million for the same period in 2024.

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Atara reported net income of $38.0 million, or $3.53 basic earnings per share and $3.50 diluted earnings per share, for the first quarter 2025, as compared to a net loss of $31.8 million, or $5.65 basic and diluted loss per share, for the same period in 2024.

2025 Outlook and Cash Runway

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Atara transitioned all tab-cel manufacturing costs and responsibilities to Pierre Fabre in the first quarter of 2025. Pierre Fabre continues to reimburse Atara for costs related to the remaining tab-cel operation activities.

•	In addition to reducing its headcount by approximately 85% since December 31, 2024, Atara continues to pursue additional initiatives aimed at enhancing operational efficiency.

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Following the recognition of most of the one-time restructuring costs in the first quarter of 2025, we anticipate operating expenses to decrease continuously throughout the remainder of the year, with the largest reduction expected in the second quarter of 2025. In total, we expect full year 2025 operating expenses to decrease by approximately 65% from 2024.

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Atara projects that cash, cash equivalents and short-term investments as of March 31, 2025, combined with the $16M gross proceeds from the May 2025 offering, in total will enable funding of planned operations into the first quarter of 2026.

About Atara Biotherapeutics, Inc.

Atara is harnessing the natural power of the immune system to develop off-the-shelf cell therapies for difficult-to-treat cancers and autoimmune conditions that can be rapidly delivered to patients from inventory. With cutting-edge science and differentiated approach, Atara is the first company in the world to receive regulatory approval of an allogeneic T-cell immunotherapy. Our advanced and versatile T-cell platform does not require T-cell receptor or HLA gene editing and forms the basis of a diverse portfolio of investigational therapies that target EBV, the root cause of certain diseases. Atara is headquartered in Southern California. For more information, visit atarabio.com and follow @Atarabio on X and LinkedIn.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding: (1) the development, timing and progress of tab-cel®, including the anticipated resubmission of the BLA to the FDA; (2) Atara’s cash runway, receipt of potential milestone payments, and operating expenses, including Atara’s ability to fund its planned operations into the first quarter of 2026; and (3) Atara’s planned transition of substantially all remaining activities relating to EBVALLO to Pierre Fabre and the timing thereof; (4) Atara’s planned cost reduction strategies; and (5) the anticipated closing of the underwritten offering, as well as the proceeds and anticipated use of proceeds therefrom. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks related with the timing of the transfer of all operational activities related to EBVALLO to Pierre Fabre, with any delay creating additional expenses and cash needs for Atara; risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; risks related to FDA feedback and the ability of Atara, Pierre Fabre and Pierre Fabre’s third-party manufacturer to address issues identified in the CRL; our ability to access capital, and the sufficiency of Atara’s cash resources and access to additional capital on favorable terms or at all; and other risks and uncertainties affecting Atara, including those discussed in Atara’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Financials

ATARA BIOTHERAPEUTICS, INC.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$13,841	$25,030
Short-term investments	—	17,466
Restricted cash	146	146
Accounts receivable	8,875	1,482
Inventories	—	10,655
Other current assets	4,320	10,115

Total current assets	27,182	64,894
Property and equipment, net	285	1,294
Operating lease assets	31,727	39,807
Other assets	2,844	3,103

Total assets	$62,038	$109,098

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,384	$4,367
Accrued compensation	4,599	6,589
Accrued research and development expenses	1,783	7,984
Deferred revenue	15,983	95,092
Other current liabilities	24,143	20,542

Total current liabilities	47,892	134,574
Deferred revenue - long-term	—	—
Operating lease liabilities - long-term	26,708	29,914
Liability related to the sale of future revenues - long-term	39,383	38,624
Other long-term liabilities	3,127	3,269

Total liabilities	$117,110	$206,381
Stockholders’ (deficit) equity:
Common stock	1	1
Additional paid-in capital	1,961,470	1,957,261
Accumulated other comprehensive loss	—	8
Accumulated deficit	(2,061,543)	(2,054,553)

Total stockholders’ (deficit) equity	(55,072)	(97,283)

Total liabilities and stockholders’ (deficit) equity	$62,038	$109,098

ATARA BIOTHERAPEUTICS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Commercialization revenue	$98,149	$27,357
Costs and operating expenses:
Cost of commercialization revenue	20,439	1,985
Research and development expenses	27,443	45,506
General and administrative expenses	11,475	11,113

Total costs and operating expenses	59,347	58,604

Income (loss) from operations	38,802	(31,247)
Interest and other income, net	(792)	(481)

Total other income (expense), net	(792)	(481)

Income (loss) before provision for income taxes	38,010	(31,728)
Provision for income taxes	—	24

Net income (loss)	$38,010	$(31,752)

Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale securities	(8)	149
Comprehensive income (loss)	$38,002	$(31,603)

Basic net income (loss) per common share	$3.53	$(5.65)

Diluted net income (loss) per common share	$3.50	$(5.65)

Basic weighted-average shares outstanding	10,764	5,623

Basic and diluted weighted-average shares outstanding	10,851	5,623

Investor and Media Relations

Amber Daugherty

Sr. Director, Strategy and Operations

adaugherty@atarabio.com

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